Exhibit 10.1

RETIREMENT AGREEMENT

This Retirement Agreement (this “Agreement”) is made and entered into on November 13, 2025, by and between C. Douglas McMillon (the “Associate”) and Walmart Inc., a Delaware corporation, and its affiliates and subsidiaries (collectively “Walmart”) (each a “Party” and together the “Parties”).

RECITALS

WHEREAS, on November 11, 2025, the Associate notified Walmart of his intent to retire as President and Chief Executive Officer of Walmart effective as of the close of business on January 31, 2026, and to retire from employment with Walmart effective as of January 31, 2027; and

WHEREAS, Walmart desires to continue to employ the Associate as an Executive Officer on the terms, provisions, and conditions as described herein through January 31, 2027; and

WHEREAS, the Associate wishes to continue such employment with Walmart through January 31, 2027 on such terms, provisions, and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, for good and sufficient consideration, the sufficiency of which the parties acknowledge, the parties agree as follows:

1.Employment. The Associate shall remain employed by Walmart on a full-time basis in his current role as President and Chief Executive Officer of Walmart until January 31, 2026 (the “Transition Date”). Beginning on the Transition Date and continuing through and including January 31, 2027 (the “Transitional Period”), the Associate shall remain employed by Walmart as an Executive Officer of Walmart reporting to the Chairman of Walmart in a transitional role. The parties acknowledge that the Associate’s employment with Walmart will terminate on the close of business on January 31, 2027 (the “Retirement Date”). During the Transitional Period, the Associate shall:

a)support and assist the transition of the newly appointed President and Chief Executive Officer of Walmart;

b)be available for consultation and advice to Walmart’s management and Board of Directors (the Board”);

c)consult with Walmart on strategic matters, including proposed mergers and acquisitions;

d)be available to travel, domestically and internationally, and to tour stores, clubs and distribution facilities with senior management and members of the Board for consultation and advice, as well as with other Walmart associates in aid of associate development; and

e)assist with other matters as mutually agreed between Walmart and the Associate.

2. Compensation During Remaining Term of Employment. The Associate shall receive the following compensation during the remainder of his employment:

a)Base Salary. Through and including the Retirement Date, the Associate shall continue to be paid his current annualized base salary of $1,500,000, less applicable withholding, paid on Walmart’s normal biweekly payroll cycle.

b)Incentive Payments. For the fiscal year ending January 31, 2026 (“fiscal 2026”), the Associate shall continue to be eligible for a cash incentive payment under Walmart’s Management Incentive Plan (the “MIP”) with a target incentive opportunity equal to 240 percent of eligible base wages, with the actual incentive payment determined based on company and individual performance pursuant to the terms of the MIP.

c)Outstanding Equity Awards. Subject to the Associate’s continued employment through the Retirement Date, all outstanding equity awards that are scheduled to vest on dates up to and including the Retirement Date shall continue to vest on their scheduled vesting dates, subject to the satisfaction of the terms and conditions of all such equity awards. The Associate will not be eligible to receive any new equity grants under the Plan (as defined below).

3. Retirement Benefits. The Associate shall receive the following compensation following his retirement from employment with Walmart:

a)Transition Payments. Subject to compliance with the terms, provisions and conditions of this Agreement, and specifically Sections 5 through 10, the Associate shall receive total separation payments of $3,000,000, less applicable withholding (the “Transition Payments”). As soon as practical after the Retirement Date, but not to exceed 30 days after the Retirement Date, the Associate will receive the first installment of the Transition Payments in a lump-sum payment in the amount of $750,000, less applicable withholding. Thereafter, the Associate shall receive the remaining $2,250,000 of the Transition Payments, less applicable withholding, over an eighteen (18) month period in equal bi-weekly installments beginning at the end of the regularly scheduled pay period six (6) months after the Retirement Date. Such amounts are inclusive of all amounts that would have been owed to the Associate under the Post-Termination Agreement and Covenant Not to Compete dated January 19, 2010 between Walmart and the Associate (the “Non-Competition Agreement”).

b)Unvested Equity. Walmart and the Associate acknowledge that the Associate currently has unvested restricted stock grants that have been granted to the Associate under the Walmart Stock Incentive Plan of 2025 and predecessor equity compensation plans of Walmart (collectively, the “Plan”), which such equity awards are subject to the award notices relating to such grants (the “Awards”), and that certain of such equity awards are currently scheduled to vest after the Retirement Date. Subject to compliance with the terms and conditions of this Agreement, and specifically Sections 5 through 10, as consideration for the releases set forth in Section 5 of this Agreement and for other good and sufficient consideration, the vesting of 11,524 shares of unvested restricted stock and unvested 195,898 performance shares (based on 100% performance and subject to the payout terms thereof in the applicable equity award) held by the Associate that would otherwise be forfeited shall be accelerated to vest on the Retirement Date, as set forth in Exhibit A. All other terms of such restricted stock performance share awards, including any deferral elections with respect to such awards, as set forth in the Plan and the Awards, shall continue in full force and effect. All other stock options, restricted stock awards, restricted stock rights, performance equity, and any other equity awards issued to the Associate under Walmart’s equity compensation plans that are not vested as of the Retirement Date shall be forfeited and cancelled as of the Retirement Date.

4. Other Benefits. Walmart will provide the Associate certain benefits in accordance with the terms and conditions of the Walmart plan or program pursuant to which such benefits were issued, including (but not limited to) the following:

a)COBRA. At the Associate’s election and at the Associate’s expense, the Associate may choose to continue the Associate’s group medical and dental coverage for up to eighteen (18) months from the Retirement Date under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

b)Incentive Payments, Restricted Stock, and Performance Shares. If the Associate remains employed by Walmart through January 31, 2026, the Associate will be eligible for a cash incentive payment under the MIP and a performance equity payout for fiscal 2026. The Associate will not be eligible for a cash incentive payment for the fiscal year ending January 31, 2027, or any subsequent fiscal year. If the Associate remains employed through and until the end of the Transition Period, the Associate will be eligible for a performance equity payout for the fiscal year ending January 31, 2027, as well as any restricted stock that vests on or prior to the Retirement Date. Except for the acceleration of unvested equity referenced in Section 3 (b) above, the Associate will not be eligible for a performance equity payment or restricted stock vesting during or for the fiscal year ending January 31, 2028, or any subsequent fiscal year.

c)Deferred Compensation and Retirement Benefits. All retirement benefits and deferred compensation (including deferred equity awards) which are vested as of the Associate’s Retirement Date shall be distributed to the Associate in accordance with the terms of the applicable plans and the Associate’s elections on file, including but (not limited to) benefits to which the Associate is entitled under the Walmart’s 401(k) Plan and Deferred Compensation Matching Plan, subject to subsection (d) below.

d)Other Payments and Benefits. Until the Retirement Date, the Associate shall continue to be eligible to participate in all employee benefit plans and programs available to Walmart officers and associates generally, including Walmart’s medical and dental plans, 401(k) Plan, PTO, etc. Unless otherwise provided for in the plan or provided for in this Agreement, the Associate’s participation in all other Walmart-sponsored benefit plans or programs will end on the Retirement Date.

e)Section 409A. Notwithstanding anything contained herein or in any Walmart-sponsored plan to the contrary, the Associate acknowledges that any and all distributions of benefits under any Walmart deferred compensation plan which is subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), shall not commence until six (6) months after the Associates incurs a “separation from service” as defined in Section 409A.

5. Releases.

a)Release and Waiver of Claims. In exchange for, and in consideration of, the payments, benefits, and other commitments described above, the Associate releases Walmart from any and all claims of any kind, whether known or unknown, that arose up to and including the date the Associate signs this Agreement (including claims arising out of or relating to the termination of the Associate’s employment with Walmart), including claims arising under the laws of foreign jurisdictions. For illustration purposes and not as a limitation, the claims the Associate is releasing include any claims for damages, costs, attorneys’ fees, expenses, compensation or any other monetary recovery. Further, the Associate specifically waives and releases all claims he may have that arose up to and including the date the Associate signs this Agreement (including claims arising out of or relating to the termination of the Associate’s employment with Walmart) regarding veteran’s status; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act; the Americans With Disabilities Act of 1990, as amended; the Rehabilitation Act of 1973, as amended; the Age Discrimination in Employment Act, as amended (“ADEA”); the Family and Medical Leave Act (“FMLA”), as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Genetic Information Non-Discrimination Act; the Immigration Reform and Control Act, as amended; the Workers Adjustment and Retraining Notification Act (“WARN”), as amended; any applicable state WARN-like statute; the Occupational Safety and Health Act, as amended; the Sarbanes-Oxley Act of 2002; the Consolidated Omnibus Budget Reconciliation Act (COBRA); the Employee Retirement Income Security Act of 1974, as amended; the National Labor Relations Act; the Fair Labor Standards Act (FLSA); the Massachusetts Overtime Law; the Massachusetts Payment of Wages Law; the Massachusetts Fair Employment Practices Act; the New Jersey Conscientious Employee Protection Act, N.J.S.A. 34:19-1, et seq.; the New Jersey Law Against Discrimination; the West Virginia Human Rights Act, W. Va. CSR §77-6-3; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code; the Wage Orders of the California Industrial Welfare Commission; the California Unfair Business Practices law (Cal. Bus. and Prof. Code Sec. 17200, et seq.); California WARN (CA Labor Code Section 1400-1408); and all state or local statutes, ordinances, or regulations regarding anti-discrimination employment laws, as well as all matters arising under federal, state, or local law involving any tort, employment contract (express or implied), public policy, wrongful discharge, retaliation, and leaves of absence claims; and any claims related to emotional distress, mental anguish, benefits, or any other claim brought under local, state or federal law, or the laws of foreign jurisdictions.

b)Release of Age Discrimination Claims. With respect to the Associate’s release and waiver of claims under the ADEA as described in Section 5(a) above, the Associate agrees and acknowledges the following:

(i)The Associate has reviewed this Agreement carefully and understands its terms and conditions. The Associate has been advised, and by this Agreement is again advised, to consult with an attorney of the Associate’s choice prior to entering into this Agreement.

(ii)The Associate shall have twenty-one (21) days from receipt of this Agreement to consider and execute the Agreement by fully executing it below and returning it to Walmart; otherwise, the terms and provisions of this Agreement become null and void. The Associate agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original review period.

(iii)The Associate will have a period of seven (7) calendar days after Associate signs the Agreement during which to revoke the Agreement. The Associate must provide written notice of revocation during the seven (7) day period to Michael Horne, Senior Vice President, Global Total Rewards. Any revocation within this period must expressly state, “I hereby revoke my Agreement.” The written revocation must be delivered to Michael Horne, Senior Vice President, Global Total Rewards, or to his successor, and be postmarked within seven (7) calendar days of the Associate’s execution of this Agreement. This Agreement will not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period will not expire until the next following day that is not a Saturday, Sunday, or legal holiday.

(iv)The Associate knows that he is waiving his rights under the ADEA and does so voluntarily. The Associate realizes the waiver does not include any ADEA rights which may arise after the Associate signs this Agreement. By signing this Agreement, the Associate acknowledges that he is receiving consideration that the Associate would not otherwise be entitled to receive.

(v)No transition payments or acceleration of equity pursuant to Section 3 of this Agreement shall occur or be effective until after (1) the Associate has executed and delivered this Agreement to Walmart, (2) the above-mentioned seven-day revocation period has expired, and (3) the Associate has separated from employment with Walmart as set forth in Section 1 of this Agreement.

c)Limitation of Release. Nothing in this Agreement releases or impairs claims for workers’ compensation or unemployment benefits. Nothing in this Agreement prevents Associate from pursuing administrative claims with or otherwise assisting government agencies, including engaging in or participating in an investigation or proceeding conducted by, or providing information to, the EEOC, NLRB, the Securities and Exchange Commission, or any federal, state or local agency charged with the enforcement of employment or other laws. Associate acknowledges and agrees, however, that the transition payments set forth in Section 3 of this Agreement are in full satisfaction of any amounts to which the Associate might be entitled from any claim against Walmart, and that, as a result of this release and waiver of claims, the Associate is not entitled to receive any additional individual monetary relief from Walmart. This release and waiver of claims will not apply to rights or claims that may arise after the effective date of this Agreement. This Agreement is not intended to release and does not release or include claims that the law states cannot be waived by private agreement, nor does it prevent the Associate from receiving any whistleblower or similar award. Nothing in this subparagraph or in this Agreement is intended to limit or restrict any rights the Associate may have to enforce this Agreement or challenge the Agreement’s validity under the ADEA, or any other right that cannot, by express and unequivocal terms of law, be limited, waived, or extinguished by settlement. Further, nothing in this Agreement is intended to waive, release of impair the Associate’s right to vested benefits under any Walmart-sponsored benefit plan or program. In addition, nothing in this Agreement is intended to release or impair any rights to indemnification, advancement or reimbursement of expenses, or insurance coverage available to Associate as an officer, director or employee of Walmart (including Walmart’s director and officer insurance coverage), including without limitation under Walmart’s certificate of incorporation and bylaws and under applicable corporate law (including without limitation to the maximum extent permitted under the Delaware General Corporation Law).

d)Agreement not to File Suits. By signing this Agreement, Associate agrees not to file a lawsuit to assert any claims released under this Section 5. Associate also agrees that if a court of competent jurisdiction makes a final determination that Associate breached this provision, Associate will be liable for all reasonable costs and attorneys’ fees incurred by any person against whom claims were released under Section 5(a) resulting from such action and shall pay all reasonable expenses incurred by such person in defending any proceeding pursuant to this Section 5(d), together with any tax liability incurred by such person in connection with the receipt of such amounts; provided, however, that the person against whom such claims were released provides Associate with notice of his intention to seek payment of the amounts incurred in defending the proceeding at the onset of the defense. To the extent that Associate is determined by a court of competent jurisdiction to be the prevailing party on any claims in such action, Associate will not be liable for any costs, fees or expenses incurred by such person.

6. Confidential Information. The Associate agrees that he will not at any time, whether prior to or subsequent to the Separation Date, directly or indirectly use or disclose any Confidential Information (as defined below) obtained during the course of his employment with Walmart or otherwise, except as (a) previously authorized by Walmart in writing, (b) required by applicable legal proceeding, or (c) permitted by Section 5(c) or 18(a) of this Agreement. In addition, the Associate shall not disclose any information for which Walmart holds a legally recognized privilege against disclosure or discovery (“Privileged Information”), or take any other action that would cause such privilege to be waived by Walmart. With respect to (b) above only, and subject to Sections 5(c) and 18(a) hereof, in the event that the Associate is required by applicable legal proceeding (including, without limitation, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, or other legal proceeding) to disclose any Confidential Information or Privileged Information, the Associate shall provide Walmart with prompt prior written notice of such requirement. The Associate shall also, to the extent legally permissible and again subject to Sections 5(c) and 18(a) hereof, provide Walmart as promptly as practicable with a description of the information that may be required to be disclosed (and, if applicable, the text of the disclosure itself) and cooperate with Walmart (at Walmart’s expense) to the extent Walmart may seek to limit such disclosure, including, if requested, by taking all reasonable steps to resist or narrow any such disclosure or to obtain a protective order or other remedy with respect thereto. If a protective order or other remedy is not obtained and disclosure is legally required, the Associate shall (a) disclose such information only to the extent required in the written opinion of the Associate’s legal counsel, and (b) give advance notice to Walmart of the information to be actually disclosed as far in advance as is reasonably possible. In any such event, the Associate and his legal counsel shall use reasonable commercial efforts to ensure that all Confidential Information or Privileged Information that is so disclosed is accorded confidential treatment by the recipient thereof.

“Confidential Information” means information pertaining to the business of Walmart, and includes, without limitation, information regarding processes, suppliers, consultants and service providers (including the terms, conditions, or other business arrangements with suppliers, consultants and service providers), advertising, marketing, and external and internal communications plans and strategies, labor matters and strategies, government relations plans and strategies, litigation matters and strategies, investigatory and compliance information and strategies, tax matters and strategies, community relations and public affairs plans and strategies, charitable giving plans and strategies, sustainability plans and strategies, profit margins, seasonal plans, goals, objectives, projections, compilations, and analyses regarding Walmart’s business, salary, staffing, compensation, promotion, diversity objectives and other employment-related data, and any know-how, techniques, practices or non-public technical information regarding the business of Walmart. “Confidential Information” does not include information that is or becomes generally available to the public other than as a result of a disclosure by the Associate or any of the Associate’s representatives or information that Walmart has authorized the Associate to disclose.

As requested by Walmart, the Associate shall return to Walmart all documents, programs, software, equipment, files, statistics, and other written or electronic business materials, including any and all copies both paper and electronic, concerning Walmart.

7. Cooperation.

a)Cooperation with Walmart. The Associate may from time to time after the Retirement Date be called upon to testify or provide information to Walmart in connection with employment-related and other legal proceedings involving Walmart. The Associate will provide reasonable assistance to, and will cooperate with, Walmart in connection with any litigation, arbitration, investigations, or judicial or non-judicial administrative proceedings that may exist or may subsequently arise regarding events about which the Associate has knowledge and will testify truthfully in any such proceedings. If the assistance is at Walmart’s request, Walmart will compensate the Associate for all reasonable costs and expenses.

b)Cooperation with Governmental Authorities. From time to time, Walmart may be under investigation by various governmental authorities. Walmart encourages the Associate to cooperate with all such investigations. If such assistance is requested by a governmental authority, Walmart shall reimburse the Associate for all reasonable costs and expenses.

c)Board Membership. Effective as of the Retirement Date, the Associate hereby agrees, at Walmart’s request, to resign from any boards of directors, boards of managers, and similar governing boards of any Walmart entities of which the Associate may be a member, resigns as an officer of any and all Walmart entities, resigns as Walmart’s representative on any external trade, industry or similar associations, and agrees to sign any documents acknowledging such resignations, as may be requested by Walmart.

8. Non-disclosure, non-disparagement and non-solicitation. The Associate shall not directly or indirectly: a) discuss or disclose the existence or terms of this Agreement with anyone, except as provided below; b) make disparaging comments regarding Walmart, its business strategies and operations, and any of Walmart’s officers, directors, associates, and shareholders, except that nothing herein shall prevent Associate from providing truthful information and testimony to government authorities, nor shall it prevent Associate from providing truthful information and testimony in any legal proceedings or as otherwise required by law; or c) for a period of six (6) months following the Retirement Date, solicit for employment any employee of Walmart or its affiliates holding the title of (or in a position equivalent to) senior director, vice president, senior vice president, or executive vice president. For purposes of clarity, the non-solicitation restriction in this paragraph shall not apply to situations where a person independently, without solicitation from the Associate, approaches and expresses interest in a position outside of Walmart or otherwise responds independently to a publicly-posted position outside of Walmart.

The Associate agrees and understands that the terms of this Agreement are CONFIDENTIAL including the existence, fact and terms of this Agreement and the fact that money was paid to the Associate. Except as permitted by Sections 5(c) or 18(a), the Associate warrants to have not disclosed the above to anyone prior to signing and will not disclose to anyone the existence, fact and terms of this Agreement, except for the Associate’s spouse, attorney, and financial advisor, all of whom shall be informed of the confidential nature of this Agreement and agree to abide by its terms.

9. Code of Conduct and Compliance with Laws. The Associate has read and understands the provisions of Walmart’s Code of Conduct. The Associate further acknowledges that the Associate has complied with the applicable Code of Conduct during the Associate’s employment. The discovery of a failure to abide by the Code of Conduct, whenever discovered, shall entitle Walmart to suspend and recoup any payments paid or due under this Agreement or any other agreements between the parties.

10. Covenant not to Compete. Due to the strategic, sensitive and far-reaching nature of the Associate’s current and former positions at Walmart and the Confidential Information to which the Associate is and has been exposed, Associate agrees, promises, and covenants that:

a)For a period of two (2) years following the Retirement Date, Associate will not directly or indirectly:

(i)own, manage, operate, finance, join, control, advise, consult, render services to, have a current or future interest in, or participate in the ownership, management, operation, financing, or control of, or be employed by or connected in any manner with, any Competing Business as defined below in Section 10(b)(i), any Global Retail Business as defined below in Section 10(b)(ii); and/or

(ii)participate in any other activity that risks the use or disclosure of Confidential Information either overtly by the Associate or inevitably through the performance of such activity by the Associate.

b) For purposes of this Agreement:

(i)the term “Competing Business” shall include any general or specialty retail, grocery, wholesale membership club, or merchandising business, inclusive of its respective parent companies, subsidiaries and/or affiliates that: (a) sells goods or merchandise at retail to consumers and/or businesses (whether through physical locations, via the internet or combined) or has plans to sell goods or merchandise at retail to consumers and/or businesses (whether through physical locations, via the internet or combined) within twelve (12) months following Associate’s last day of employment with Walmart in the United States; and (b) has gross annual consolidated sales volume or revenues attributable to its retail operations (whether through physical locations, via the internet or combined) equal to or in excess of U.S.D. $7 billion.

(ii)the term “Global Retail Business” shall include any general or specialty retail, grocery, wholesale membership club, or merchandising business, inclusive of its respective parent companies, subsidiaries and/or affiliates, that: (a) in any country or countries outside of the United States in which Walmart conducts business or intends to conduct business in the twelve (12) months following Associate’s last day of employment with Walmart, sells goods or merchandise at retail to consumers and/or businesses (whether through physical locations, via the internet or combined); and (b) has gross annual consolidated sales volume or revenues attributable to its retail operations (whether through physical locations, via the internet or combined) equal to or in excess of U.S.D. $7 billion in any country pursuant to b(ii)(a) or in the aggregate equal to or in excess of U.S.D. $7 billion in any countries taken together pursuant to b(ii)(a) when no business in any one country has annual consolidated sales volume or revenues attributable to its retail operations equal to or in excess of U.S.D. $7 billion.

c)    Ownership of an investment of less than the greater of $25,000 or 1% of any class of equity or debt security of a Competing Business and/or a Global Retail Business will not be deemed ownership or participation in ownership of a Competing Business and/or a Global Retail Business for purposes of this Agreement.

d)    The covenant not to compete set forth in this Section 10 shall bind associate and shall remain in full force and effect regardless of whether the Associate qualifies or continues to remain eligible for the Transition Payments set forth in Section 3 above.

11.    Affirmation. Other than may be provided for in any class or collective action that was pending against Walmart as of the date of this Agreement, the Associate states and acknowledges that he has been paid and/or received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits are due his, except as provided for in this Agreement. The Associate also states and confirms that he has reported to Walmart any and all work-related injuries incurred by him during his employment by Walmart. Further, Associate acknowledges that he has been properly provided any leave of absence because of the Associate’s or the Associate’s family member’s health condition and has not been subjected to any improper treatment, conduct, or actions due to a request for or taking such leave. Additionally, Associate specifically acknowledges that he has not made any request for leave pursuant to FMLA which was not granted; and, Walmart has not interfered in any way with Associate’s efforts to take leave pursuant to FMLA.

12.    Advice of Counsel. The Associate has been advised, and by this Agreement is again advised, to consider this Agreement carefully and to review it with legal counsel of the Associate’s choice. The Associate understands the provisions of this Agreement and has been given the opportunity to seek independent legal advice before signing this Agreement.

13.    Non-Admission. The parties acknowledge that the terms and execution of this Agreement are the result of negotiation and compromise, that this Agreement is entered into in good faith, and that this Agreement shall never be considered at any time or for any purpose as an admission of liability by Walmart or that Walmart acted wrongfully with respect to the Associate, or any other person, or that the Associate has any rights or claims whatsoever against Walmart arising out of or from the Associate’s employment. Walmart specifically denies any liability to the Associate on the part of itself, its employees, its agents, and all other persons and entities released herein.

14.    Return of Company Property. As soon as practical after the Retirement Date, the Associate will return all Walmart-owned property including but not limited to computers, hand-held computing devices (e.g., iPad, etc.), cell phones, videoconferencing equipment, documents, files, computer files, keys, ID’s, credit cards, if any.

15.    Taxes. The Associate acknowledges and agrees that the Associate is responsible for paying all taxes and related penalties and interest imposed on the Associate or Walmart (other than Walmart’s portion of FICA taxes) with respect to the Associate’s compensation and benefits, including the separation payments and benefits set forth in this Agreement (collectively, the “Taxes”). Walmart will withhold Taxes, including from amounts or benefits payable under this Agreement, and report them to tax authorities, as it determines it is required to do so by law. Associate further acknowledges and agrees that Walmart is not responsible for the determination by any government agency on the tax treatment to be given to compensation and benefits granted under this Agreement, and the Associate hereby covenants and agrees to pay Walmart all Taxes due in connection with such compensation and benefits. To the extent applicable, all payments under this Agreement are intended to comply with the requirements of Section 409A, and Walmart intends to administer this Agreement so that it will comply with Section 409A. Notwithstanding the foregoing, Walmart does not represent or warrant to the Associate that taxes and penalties will not be imposed under Section 409A or any other provision of federal, state, local, or non-United States law. Further, neither Walmart nor any of its directors, officers, employees or advisors shall be liable to the Associate (or any other person claiming a benefit through the Associate) for any Taxes the Associate may owe as a result of the Associate’s compensation or benefits, and shall have no obligation to indemnify or otherwise protect the Associate from the obligation to pay any Taxes pursuant to Section 409A.

16.    Remedies for Breach. The Parties shall each be entitled to pursue all legal and equitable rights and remedies to secure performance of their respective obligations and duties under this Agreement, and enforcement of one or more of these rights and remedies will not preclude the Parties from pursuing any other rights or remedies. Associate acknowledges that a breach of the provisions of Sections 6 through 10 above could result in substantial and irreparable damage to Walmart’s business, and that the restrictions contained in Sections 6 through 10 are a reasonable attempt by Walmart to safeguard its rights and protect its confidential information. Associate expressly agrees that upon a breach or a threatened breach of the provisions of Sections 6 through 10, Walmart shall be entitled to seek injunctive relief to restrain such violation. With respect to any breach of this Agreement by either Party as made by a final determination by a court of competent jurisdiction, the breaching Party agrees to indemnify and hold the non-breaching Party harmless from and against any and all loss, cost, damage, or expense, including, but not limited to, attorneys’ fees incurred by the non-breaching Party. In addition to any other remedies at law or at equity, if at any time a court of competent jurisdiction makes a final determination that the Associate failed to comply with the terms, provisions or conditions of this Agreement, the Associate acknowledges that Walmart is not obligated to make any further Transition Payments to the Associate.

17.    Recoupment. The Associate agrees and acknowledges that incentive compensation paid or granted during the course of the Associate’s employment with Walmart is subject to the recoupment provisions of the incentive plans under which such incentive compensation was paid or granted. Furthermore, in the event that Walmart is required to recoup any incentive compensation previously paid to the Associate pursuant to the provisions of the Dodd-Frank Act, SEC and/or NYSE rules promulgated thereunder, and/or Walmart policies adopted pursuant to such provisions and rules, the Associate agrees to repay such amounts.

18.    Miscellaneous.

a)Protected Rights. Nothing in this Agreement is intended to prohibit the Associate from engaging in any legally protected communication or action. Nothing contained in this Agreement shall restrict, limit or otherwise modify Associate’s rights under Walmart’s Open Door Policy. Nothing contained in this Agreement is intended to discourage the Associate from reporting any activity or information under Walmart’s Code of Conduct or to a governmental agency as permitted by any “whistleblower” laws. Associate shall not be held criminally or civilly liable under this Agreement or any other agreement or any federal or state trade secret law for making any confidential disclosure of a Walmart trade secret or other confidential information directly or indirectly to a government official or an attorney for purposes of reporting or investigating a suspected violation of law or regulation, or in a complaint or other document filed under seal in a lawsuit or other proceeding, nor shall Associate be required to obtain approval or notify Walmart prior to making any such disclosure. The foregoing also applies specifically to an Associate suing Walmart for retaliation, who may disclose a trade secret to his or his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

b)Entire Agreement. This Agreement, along with the most recent Non-Disclosure and Restricted Use Agreement executed by the Associate (the “Non-Disclosure Agreement”), contains the entire agreement and understanding of the parties, and no prior statements by either party will be binding unless contained in this Agreement or incorporated by reference in this Agreement or the Non-Disclosure Agreement. The parties agree that no prior statements by either party will be binding unless contained in this Agreement or the Non-Disclosure Agreement. In addition, to be binding on the parties, any handwritten changes to this Agreement must be initialed and dated by the Associate and the authorized representative of Walmart whose signature appears below. This Agreement supercedes and specifically terminates all prior agreements between the Associate and Walmart with respect to the subject matter hereof, including the Non-Competition Agreement, and no amounts will be owed or payable to the Associate under or pursuant to the Non-Competition Agreement.

c)Conflict with Exhibits. If the terms and provisions of this Agreement conflict with the terms and provisions of any exhibit to this Agreement, the terms and provisions of this Agreement will govern.

d)Severability. If any portion or provision of this Agreement is found to be unenforceable or invalid, the parties agree that the remaining portions will remain in full force and effect. The parties will negotiate in good faith to give such unenforceable or invalid provisions the effect the parties intended.

e)Section Titles. Section titles are informational only and are not to be considered in construing this Agreement.

f)Successors and Assigns. The parties acknowledge that this Agreement will be binding on their respective successors, assigns, and heirs.

g)Governing Law and Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to Delaware law concerning the conflicts of law. The Parties further agree that any action relating to the interpretation, validity, or enforcement of this Agreement shall be brought in the of the courts of the State of Delaware, County of New Castle, or in the United States District Court of Delaware, and the parties hereby expressly consent to the jurisdiction of such courts and agree that venue is proper in those courts. The parties do hereby irrevocably: (a) submit themselves to the personal jurisdiction of such courts; (b) agree to service of such courts’ process upon them with respect to any such proceeding; (c) waive any objection to venue laid therein; and (d) consent to service of process by registered mail, return receipt requested. Associate further agrees that in any claim or action involving the execution, interpretation, validity or enforcement of this Agreement, Associate will seek satisfaction exclusively from the assets of Walmart and will hold harmless Walmart’s individual directors, officers, employees, and representatives.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

C. Douglas McMillon	WALMART INC.

/s/ C. Douglas McMillon	By:	/s/ Donna Morris
	Name:	Donna Morris
	Title:	EVP, Global People and Chief People Officer

Exhibit A

Restricted Stock to be Accelerated to the Retirement Date:

Grant Date	Number of Shares to be Accelerated	Original Vesting Date
January 14, 2025	11,524-restricted stock	January 11, 2028
January 14, 2025	195,898 performance shares based on 100% payout, but subject to the payout terms in the applicable award	January 31, 2028